Exhibit (10.6)

RESTRICTED STOCK UNIT AWARD
TERMS AND CONDITIONS
Restricted Stock Unit Award made as of date (the “Award Date”) that is the first business day of the month specified by the Compensation and Leadership Development Committee (the “Committee”) of the Board of Directors (the “Board”) of McGraw Hill Financial, Inc., a New York corporation (“McGraw Hill”), by McGraw Hill.
WHEREAS, the Board has designated the Committee to administer the 2002 Stock Incentive Plan, as amended and restated (the “Plan”), with respect to certain employees of the Company;
WHEREAS, capitalized terms not otherwise defined herein shall have the meanings set forth for such terms in the Plan;
WHEREAS, the Committee has determined that the Employee should be granted a Restricted Stock Unit Award under the Plan for the number of Restricted Stock Units (“Units”) as specified in the Employee’s Restricted Stock Unit Award Document; and
WHEREAS, the Employee is accepting the Restricted Stock Unit Award subject to the terms and conditions set forth below:
1. Grant of Award: The grant of this Restricted Stock Unit Award (the “Award”) is subject to the terms and conditions hereinafter set forth with respect to the Units covered by this Award. Payment will be made in the number of shares of Stock corresponding to the number of Units vested hereunder, with each Unit corresponding to one share of Stock, together with an amount in cash equal to the value of the Dividend Equivalents on such shares.

Upon grant of the Award, no stock or other certificate representing said Units or the shares of Stock represented thereby will be issued to or registered in the name of the Employee. The ultimate receipt of the shares of Stock by the Employee and payment of cash equal to the value of the Dividend Equivalents thereon is contingent upon requirements set forth herein.
The Employee does not have an absolute right to receive a fixed or determinable amount at the inception of the Award Period (as defined below).
2. Maturity and Payment Dates. The maturity date of this Award shall be December 31, 2018 (the “Maturity Date”). The “Payment Date” referred to herein shall be a date in 2019 that is on or before January 31, 2019 and the “Dividend Payment Date” shall be a date during the first quarter in 2019 following the Payment Date and on or prior to March 15, 2019.
3. Distribution Following Maturity Date. If the Employee remains an employee of the Company through the Maturity Date, the vested Units shall be paid to the Employee on the Payment Date and any Dividend Equivalents earned thereon (as determined in accordance with Section 6 hereof) shall be paid to the Employee on the Dividend Payment Date. The Units payable to the Employee shall be converted into shares of Stock and such shares shall be delivered to the Employee on the Payment Date. Any Dividend Equivalents earned on such shares shall be paid in cash on the Dividend Payment Date.
Before payment is made to the Employee, the Company shall be entitled to withhold all applicable Federal, state and local income taxes. The Company shall hold back a sufficient number of the shares and cash which would otherwise be delivered to the Employee to satisfy such required withholding obligation.

[In the event that the Company does not withhold applicable taxes, the Employee shall indemnify the Company for any loss sustained by the Company from the failure to satisfy such withholding obligations, and the Employee shall, upon request, provide the Company with satisfactory evidence that the Employee has satisfied such obligations.]*
4. Termination of Employment Prior to Maturity Date. In the event of the termination of the Employee’s employment with the Company prior to the Maturity Date due to Normal Retirement, Early Retirement, Disability under the Company’s or one of its subsidiaries’ retirement or disability plans, death, or with the approval of the Committee, in connection with a termination by the Company other than for Cause, the Employee shall be eligible to receive payment of a pro rata portion of this Award; provided, however, that in the case of a termination by the Company other than for Cause with the approval of the Committee, payment of a pro rata portion of this Award shall be subject to the Employee’s execution and non-revocation of a release in a form to be provided by the Company (the “Release”), releasing the Company and its affiliates and certain other persons and entities from certain claims and other liabilities, which Release must be effective and irrevocable within the time specified in the Release.
Except as provided in Section 5 hereof, in the event the Employee voluntarily resigns his or her employment with the Company or is involuntarily terminated by the Company for Cause prior to the Maturity Date, the Employee shall forfeit the right to any payment under this Award.
(a)    Determination of Pro Rata Award Opportunity. The pro rata portion of the Award to be received by the Employee, if he or she terminates because of Normal Retirement, Early Retirement, Disability under the Company’s or one of its subsidiaries’ retirement or disability plans, or death, shall be determined by multiplying the number of Units by a fraction, the numerator of which is the number of full calendar days during the Award Period
* NTD: To apply only for non-US-based awards.

in which the Employee was employed and the denominator of which is 1,096 days. The pro rata portion of the Award to be received by the Employee if he or she terminates with the approval of the Committee, in connection with a termination by the Company other than for Cause, shall be determined by multiplying the number of Units by a fraction, the numerator of which is the number of full calendar days during the Award Period in which the Employee was employed plus the number of full calendar days during the Award Period during which the Employee receives Separation Pay, as defined in the severance program in which the Employee participates, and the denominator of which is 1,096 days.
(b)    Distribution of Pro Rata Award.
(i)     Termination Other Than for Death. In the event of the termination of the Employee’s employment with the Company prior to the Maturity Date other than for death (including, without limitation, Normal Retirement, Early Retirement, Disability under the Company’s or one of its subsidiaries’ retirement or disability plans, or other than for Cause), the Employee’s pro rata portion of the Award otherwise determined to have matured shall be delivered to the Employee on the Payment Date and Dividend Payment Date, as applicable. For the avoidance of doubt, in the case of a termination by the Company other than for Cause with the approval of the Committee, if the Employee does not execute a Release or a Release does not become effective and irrevocable in its entirety prior to the expiration of the time specified in the Release, the Employee shall not be entitled to any payments pursuant to this Section 4.
(ii)     Termination for Death. In the event of the termination of the Employee’s employment with the Company prior to the Maturity Date due to death, the Employee’s pro rata portion of the Award shall be delivered to the beneficiary designated by the Employee

(or if the Employee has not designated a beneficiary, to the representative of the Employee’s estate) within 60 days following the date of the Employee’s death.
5. Change in Control. In the event of a Change in Control, as that term is defined under Section 11 of the Plan, prior to the Maturity Date of the Award, to the extent the successor company (or a subsidiary or parent thereof) does not assume or provide a substitute for the Award on substantially the same terms and conditions, the Award (including any Dividend Equivalents earned thereon) shall become unrestricted and fully vested and distributed pursuant to Section 3 on the Payment Date. To the extent the successor company (or a subsidiary or parent thereof) assumes or provides a substitute for the Award on substantially the same terms and conditions, the existing vesting schedule will continue to apply, provided, however, that, if within 24 months following the date of a Change in Control, the Employee’s employment with the Company is terminated without Cause or due to Normal Retirement, Early Retirement, Disability under the Company’s or one of its subsidiaries’ retirement or disability plans, or death, the Award (including any Dividend Equivalents earned thereon) shall become unrestricted and fully vested and distributed (x) pursuant to Section 3 on the Payment Date or (y) in the case of the termination of the Employee’s employment with the Company due to death, within 60 days following the date of the Employee’s death to the beneficiary designated by the Employee (or if the Employee has not designated a beneficiary, to the representative of the Employee’s estate).
6. Voting and Dividend Rights. Prior to the delivery of any shares of Stock covered by this Award, the Employee shall not have the right to vote or to receive any dividends with respect to such shares. Notwithstanding the foregoing, dividend equivalents will be earned for the period (the “Award Period”) beginning on January 1, 2016 and ending on the Maturity Date (or, if applicable, the date of payment in accordance with Section 4(b)(ii) hereof), which Dividend Equivalents shall be paid in cash on the Dividend Payment Date (or the date of payment in accordance with Section 4(b)(ii) hereof), subject to the additional requirements set forth in this Award Document.
7. Transfer Restrictions. This Award and the Units and Dividend Equivalents are nontransferable (other than by will or by the laws of descent and distribution), and may not be transferred, sold, assigned, pledged or hypothecated and shall not be subject to execution, attachment or similar process. Any attempt to effect any of the foregoing shall be null and void.
8. Miscellaneous. The terms of this Award document (a) shall be binding upon and inure to the benefit of any successor to the Company, (b) shall be governed by the laws of the State of New York, and any applicable laws of the United States, and (c) may not be amended without the written consent of both the Company and the Employee. Consent on behalf of the Company may only be given through a writing signed, dated and authorized by the Executive Vice President of Human Resources for McGraw Hill Financial, Inc., which directly refers to this Agreement. No other modifications to the terms of this Award document are valid under any circumstances. No contract or right of employment shall be implied by this Award document. If this Award is assumed or a new award is substituted therefore in any corporate reorganization employment by such assuming or substituting corporation or by a parent corporation or subsidiary thereof shall be considered for all purposes of this Award to be employment by the Company.
9. Securities Law Requirements. The Company shall not be required to issue shares of Stock in settlement of or otherwise pursuant to this Award unless and until (a) such shares have been duly listed upon each stock exchange on which the Stock is then registered; (b) a registration statement under the Securities Act of 1933 as amended, with respect to such shares is then effective; and (c) the issuance of the shares would comply with such legal or regulatory provisions of such countries or jurisdictions outside the United States as may be applicable in respect of this Award.

10. Section 409A. This Award is intended to provide for the “deferral of compensation” within the meaning of Section 409A(d)(1) of the Code and to meet the requirements of Section 409(a)(2), (3) and (4) of the Code, and it shall be interpreted and construed in accordance with this intent.
11. Incorporation of Plan Provisions. This Award is made pursuant to the Plan and the provisions of said Plan shall apply, except where otherwise specifically noted herein, as if the same were fully set forth herein.